PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2015 RESULTS

DALLAS, TEXAS …August 5, 2015 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $28.9 million for the second quarter of 2015 compared to $26.8 million in the same period of 2014.  Operating income was $4.3 million in the second quarter of 2015 compared to $3.9 million in the same period in 2014.  Net income for the second quarter of 2015 was $2.8 million, or $0.23 per diluted share, compared to $2.5 million, or $0.21 per diluted share, in the second quarter of 2014.

For the six months ended June 30, 2015, sales were $56.8 million compared to $52.6 million in the previous year.  Operating income was $8.0 million for the first six months of 2015 compared to $7.2 million for 2014.  Net income for the six months ended June 30, 2015 was $5.2 million or $0.42 per diluted share, compared to $4.7 million, or $0.38 per diluted share, in 2014.

Second quarter and year-to-date 2015 net sales increased over the comparable 2014 periods principally due to strong demand from existing government customers within Security Products.   Sales comparisons for the year-to-date periods were also favorably impacted by increased sales of security products to the office equipment and institutional furniture market, as well as increased marine component sales to the waterski/wakeboard boat market. Operating income improved for both comparative periods due primarily to the sales growth in Security Products.

"First half sales continue to outpace the exceptional levels posted a year ago," commented David A. Bowers, CEO. "We continue to experience strong demand from our established customers within Security Products, brought about by both new product development and improved demand in certain of our markets.  The profitability of our Marine Components segment continues to gain momentum, reflecting the tangible benefit of diversification and innovation of our product offerings in that business. We enter the second half of 2015 well-positioned to serve our customers while continuing to focus on our core values of product innovation and efficient manufacturing."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2015	2014	2015

Net sales	$ 26.8	$ 28.9	$ 52.6	$ 56.8
Cost of goods sold	18.2	19.7	36.2	39.1
Gross profit	8.6	9.2	16.4	17.7
Selling, general and administrative expense	4.7	4.9	9.2	9.7
Operating income/income before taxes	3.9	4.3	7.2	8.0
Provision for income taxes	1.4	1.5	2.5	2.8
Net income	$ 2.5	$ 2.8	$ 4.7	$ 5.2

Basic and diluted net income
per common share	$ 0.21	$ 0.23	$ 0.38	$ 0.42

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2014	2015
Assets		(Unaudited)

Current assets:
Cash and equivalents	$ 45.6	$ 43.0
Accounts receivable, net	8.7	13.1
Inventories, net	16.9	16.1
Deferred income taxes and other	3.0	3.1
Total current assets	74.2	75.3

Goodwill	23.7	23.7
Net property and equipment	33.0	33.0
Other noncurrent	0.6	0.6

Total assets	$ 131.5	$ 132.6

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 12.8	$ 9.9
Income taxes	0.4	0.6
Total current liabilities	13.2	10.5

Deferred income taxes	7.3	7.1
Stockholders' equity	111.0	115.0

Total liabilities and stockholders' equity	$ 131.5	$ 132.6